Execution Version

Exhibit 4.02

Capital Replacement Covenant, dated as of November 22, 2006 (this “Covenant”), by Citigroup Inc., a Delaware corporation (the “Corporation”), in favor of, and for the benefit of, each Covered Debtholder (as defined below).

Recitals

A.  On the date hereof, the Corporation is issuing $1,600,500,000 aggregate principal amount of its 6.45% Junior Subordinated Deferrable Interest Debentures due December 31, 2066 (the “Notes”) to Citigroup Capital XVI, a Delaware statutory trust (the “Trust”).

B.  On the date hereof, the Trust is issuing $1,600,000,000 aggregate liquidation amount of its 6.45% Enhanced Trust Preferred Securities (the “Enhanced TRUPS”®1 and, together with the Notes, the “Securities”).

C.  This Covenant is the “Capital Replacement Covenant” referred to in the Prospectus, dated November 15, 2006, relating to the Enhanced TRUPS (the “Prospectus”).

D.  The Corporation is entering into this Covenant and disclosing the content of this Covenant in the manner provided below with the intent that the covenants provided for in this Covenant be enforceable by each Covered Debtholder and that the Corporation be estopped from disregarding the covenants in this Covenant, in each case to the fullest extent permitted by applicable law.

E.  The Corporation acknowledges that reliance by each Covered Debtholder upon the covenants in this Covenant is reasonable and foreseeable by the Corporation and that, were the Corporation to disregard its covenants in this Covenant, each Covered Debtholder would have sustained an injury as a result of its reliance on such covenants.

NOW, THEREFORE, the Corporation hereby covenants and agrees as follows in favor of and for the benefit of each Covered Debtholder.

SECTION 1.  Definitions. Capitalized terms used in this Covenant (including the Recitals) have the meanings set forth in Schedule I hereto.

SECTION 2.  Limitation on Redemption and Repurchase of Notes. The Corporation hereby promises and covenants to, and for the benefit of, each Covered Debtholder that the Corporation shall not, and shall cause the Trust not to, repay, redeem or repurchase all or any part of the Securities before the Termination Date except to the extent that (a) the total amount repaid or the redemption or repurchase price is equal to or less than the sum of the following amounts:

1.
TruPS® is a registered service mark of Citigroup Global Markets Inc. Citigroup Global Markets Inc. has applied for patent protection for the Enhanced TruPS® structure described in the prospectus dated November 15, 2006 with respect to the Enhanced TruPS.

(i) the Applicable Percentage of the aggregate net cash proceeds received by the Corporation or its Subsidiaries since the most recent Measurement Date from the sale of Common Stock and rights to acquire Common Stock to Persons that are not Subsidiaries of the Corporation; plus

(ii) 100% of the aggregate net cash proceeds received by the Corporation or its Subsidiaries since the most recent Measurement Date from the sale of Mandatorily Convertible Preferred Stock, Debt Exchangeable for Equity and Qualifying Capital Securities to Persons that are not Subsidiaries of the Corporation;

and (b) the Corporation has obtained the prior concurrence or approval of the Federal Reserve (which includes the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of New York, or its successor as the Corporation’s primary federal banking regulator) if such concurrence or approval is then required under the Federal Reserve’s capital rules. For the avoidance of doubt, persons covered by the Corporation’s dividend reinvestment plan and employee benefit plans shall be deemed not to be Subsidiaries of the Corporation for purposes of this Section 2; provided, however that the provisions of this Section 2 shall not apply to (i) the purchase of the Securities or any portion thereof in connection with the distribution thereof or (ii) repurchases of the Securities or any portion thereof by Affiliates of the Corporation in connection with market-making or other secondary-market activities; and provided further that the provisions of this Section 2 shall not apply to any distribution of the Notes to holders of the Enhanced TruPS upon a dissolution of the Trust.

SECTION 3.  Covered Debt

(a) The Corporation represents and warrants that the Initial Covered Debt is Eligible Debt.

(b)(i) On the Redesignation Date or during the 30-day period immediately preceding the Redesignation Date with respect to the then-effective Covered Debt, the Corporation shall identify the series of Eligible Debt that will become the Covered Debt on and after such Redesignation Date in accordance with the following procedures:

(A)  the Corporation shall identify each series of its then-outstanding long-term indebtedness for money borrowed that is Eligible Debt;

(B)  if only one series of the Corporation’s then-outstanding long-term indebtedness for money borrowed is Eligible Debt, such series shall become the Covered Debt on the related Redesignation Date;

(C)  if the Corporation has more than one outstanding series of long-term indebtedness for money borrowed that is Eligible Debt, then the Corporation shall identify the series that has the latest occurring final maturity date as of the date the Corporation is applying the procedures in this Section 3(b) and such series shall become the Covered Debt on the related Redesignation Date;

2

(D)  the series of outstanding long-term indebtedness for money borrowed that is determined to be Covered Debt pursuant to clause (B) or (C) above shall be the Covered Debt for purposes of this Covenant for the period commencing on the related Redesignation Date and continuing to, but not including, the Redesignation Date as of which a new series of outstanding long-term indebtedness is next determined to be the Covered Debt pursuant to the procedures set forth in this Section 3(b); and

(E)  in connection with such identification of a new series of Covered Debt, the Corporation shall give the notice provided for in Section 4 within the time frame provided for in such section.

SECTION 4.  Notice. In order to give effect to the intent of the Corporation described in Recital D, the Corporation covenants that:

(a) simultaneous with the execution of this Covenant or as soon as practicable after the date hereof, it shall give notice to the Holders of the Initial Covered Debt, in the manner provided in the indenture relating to the Initial Covered Debt, of this Covenant and the rights granted to such Holders hereunder;

(b) so long as the Corporation is a reporting company under the Exchange Act, the Corporation will include in each annual report filed with the Commission on Form 10-K under the Exchange Act a description of the covenant set forth in Section 2;

(c) within 30 days after a series of the Corporation’s long-term indebtedness for money borrowed (1) becomes Covered Debt or (2) ceases to be Covered Debt, the Corporation will give notice of such occurrence to the holders of such long-term indebtedness for money borrowed in the manner provided for in the indenture, fiscal agency agreement or other contract or instrument under which such long-term indebtedness for money borrowed was issued and, thereafter, publicly announce such occurrence in the Corporation’s quarterly report on Form 10-Q or the Corporation’s annual report on Form 10-K, as applicable (or any successor to such forms), that immediately follows the giving of such notice;

(d) if, and only if, the Corporation ceases to be a reporting company under the Exchange Act, post on its website the information otherwise required to be included in Exchange Act filings pursuant to clauses (b) and (c) of this Section 4; and

(c) promptly upon request by any Holder of Covered Debt, provide such Holder with a conformed copy of the executed version of this Covenant.

SECTION 5.  Term. (a)  The obligations of the Corporation pursuant to this Covenant shall remain in full force and effect until the earliest date (the “Termination Date”) to occur of (1) the date, if any, on which the Holders of a majority by principal amount of the then-effective Covered Debt consent or agree to the elimination of such obligations as covenants in favor of such Holders, (2) the date on which the Corporation has no outstanding Eligible Subordinated Debt or Eligible Senior Debt (in each case without giving effect to the rating requirement in clause (ii) of the definition of each such term) and (3) December 31, 2046. From and after the Termination Date, the obligations of the Corporation pursuant to this Covenant shall be of no further force or effect.

3

(b)  For purposes of Section 5(a)(1) and Section 6, the Holders whose consent or agreement is required to terminate the covenants in Section 2 or to amend or supplement the obligations of the Corporation under this Covenant shall be the Holders of the then-effective Covered Debt as of a record date established by the Corporation that is not more than 45 days prior to the date on which the Corporation proposes that such termination, amendment or supplement becomes effective.

SECTION 6.  Amendments. This Covenant may be amended or supplemented by a written instrument signed by the Corporation with the consent of the Holders of a majority by principal amount of the then-effective Covered Debt; provided that no consent shall be required if (i) the effect of such amendment or supplement is solely to impose additional restrictions on the ability of the Corporation to repay, redeem or repurchase Securities in any circumstance, (ii) such amendment eliminates:

(1) Common Stock,

(2) rights to acquire Common Stock or

(3) Mandatorily Convertible Preferred Stock,

as a security or securities covered by clause (i) or (ii), as applicable, of Section 2(a) and the Corporation has been advised in writing by a nationally recognized independent accounting firm that there is more than an insubstantial risk that the failure to do so would result in a reduction in the Corporation’s earnings per share as calculated for financial reporting purposes or (iii) such amendment or supplement would not adversely affect Holders of the then-effective Covered Debt and an officer of the Corporation has delivered a written certificate to the Holders of the then-effective Covered Debt in the manner provided for in the indenture, fiscal agency agreement or other instrument with respect to such Covered Debt stating that, in his or her determination, such amendment or supplement would not adversely affect the Holders of the then-effective Covered Debt.

SECTION 7.  Miscellaneous. (a)  This Covenant shall be governed by and construed in accordance with the laws of the State of New York without regard to choice of law principles.

(b)  This Covenant shall be binding upon the Corporation and its successors and assigns and shall inure to the benefit of the Covered Debtholders as they exist from time to time (it being understood and agreed by the Corporation that any Person who is a Covered Debtholder at the time such Person acquires or holds Covered Debt shall retain its status as a Covered Debtholder for so long as the series of long-term indebtedness for borrowed money owned by such Person is Covered Debt and, if such Person initiates a claim or proceeding to enforce its rights under this Covenant after the Corporation has violated its covenants in Section 2 and before the series of long-term indebtedness for money borrowed held by such Person is no longer Covered Debt, such Person’s rights under this Covenant shall not terminate by reason of such series of long-term indebtedness for money borrowed no longer being Covered Debt).

4

(c)  All demands, notices, requests and other communications to the Corporation under this Covenant shall be deemed to have been duly given and made if in writing and (i) if served by personal delivery upon the Corporation, on the day so delivered (or, if such day is not a Business Day, the next succeeding Business Day), (ii) if delivered by registered post or certified mail, return receipt requested, or sent by a national or international courier service, on the date of receipt (or, if such date of receipt is not a Business Day, the next succeeding Business Day), or (iii) if sent by telecopier, on the day telecopied, or if not a Business Day, the next succeeding Business Day; provided that the telecopy is promptly confirmed by telephone confirmation thereof, in each case to the Corporation at the address set forth below, or at such other address as the Corporation may thereafter notify to Covered Debtholders or post on the Corporation’s website as the address for notices under this Covenant:

Citigroup Inc.
399 Park Avenue
New York, New York 10043
(212) 599-1000
Attention: Assistant Treasurer

5

IN WITNESS WHEREOF, the Corporation has caused this Covenant to be executed by its duly authorized officer, as of the day and year first above written.

CITIGROUP INC.

By:	/s/ Charles E. Wainhouse
Name: Charles E. Wainhouse
Title: Assistant Treasurer

DEFINITIONS

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Percentage” means, in respect of any sale of Common Stock or rights to acquire Common Stock (a) 133% with respect to any repayment, redemption or repurchase on or prior to December 31, 2016, (b) 200% with respect to any repayment, redemption or repurchase after December 31, 2016 and on or prior to December 31, 2036 and (c) 400% with respect to any repayment, redemption or repurchase after December 31, 2036 and prior to December 31, 2046.

“Business Day” means any day that is not a Saturday or Sunday and that is not day on which banking institutions generally in the City of New York are authorized or obligated by law or executive order to be closed.

“Capital Replacement Covenant” means, as to any security or combination of securities, a covenant made by the Corporation, substantially similar to this Covenant, to the effect that the Corporation will redeem or repurchase such securities prior to their maturity only if and to the extent that the total redemption or repurchase price is equal to or less than a specified percentage of the proceeds received by the Corporation or by a Subsidiary of the Corporation during a specified period prior to the applicable redemption or repurchase date from the sale of common stock, rights to acquire common stock, mandatorily convertible preferred stock, debt exchangeable for equity and qualifying capital securities, each as defined therein, and that the Corporation has reasonably determined, after consultation with counsel, that such covenant is binding on the Corporation for the benefit of one or more series of the Corporation’s long-term indebtedness for money borrowed.

“Covenant” has the meaning specified in the introduction to this instrument.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means common stock of the Corporation (including treasury shares of common stock and shares of common stock sold pursuant to the Corporation’s dividend reinvestment plan and employee benefit plans).

“Corporation” means the Person named as the “Corporation” in the first paragraph of this Covenant, until a successor corporation shall have become such, and thereafter “Corporation” shall mean such successor corporation.

“Covered Debtholder” means each Person (whether a Holder or a beneficial owner holding through a participant in a clearing agency) that buys or holds long-term indebtedness for money borrowed of the Corporation during the period that such long-term indebtedness for money borrowed is Covered Debt.

“Covered Debt” means (i) at the date of this Covenant and continuing to, but not including, the first Redesignation Date, the Initial Covered Debt and (ii) thereafter, commencing with each Redesignation Date and continuing to but not including the next succeeding Redesignation Date, the Eligible Debt identified pursuant to Section 3(b) as the Covered Debt for such period.

“Debt Exchangeable for Equity” means a security (or combination of securities) that:

(i) gives the holder a beneficial interest in (a) the most junior subordinated debt of the Corporation (or debt that is pari passu with the most junior subordinated debt of the Corporation), interest on which may be deferred for five years or more and, commencing with the date two years after the beginning of an interest deferral period, will be paid pursuant to a New Equity Settlement, and (b) a fractional interest in a stock purchase contract for a share of Qualifying Non-Cumulative Preferred Stock that is perpetual (such perpetual stock is referred to in this definition as “Exchange Stock”);

(ii) includes a remarketing feature pursuant to which the subordinated debt of the Corporation is remarketed to new investors within five years from the date of issuance of the security or earlier in the event of an early settlement event based on (a) the capital ratios of the Corporation, (b) the capital ratios of the Corporation as anticipated by the Federal Reserve, or (c) the dissolution of the issuer of such Debt Exchangeable for Equity;

(iii) provides for the proceeds raised in the remarketing to be used to purchase Exchange Stock and, if there has not been a successful remarketing by the first Distribution Date that is six years after the date of issuance of the Debt Exchangeable for Equity, provides that the stock purchase contracts will be settled by Citigroup foreclosing on its subordinated debt securities or other collateral directly or indirectly pledged by investors in the Debt Exchangeable for Equity;

(iv) includes a Capital Replacement Covenant, provided that such Capital Replacement Covenant will apply to such security (or combination of securities) and to the Exchange Stock and will not include Debt Exchangeable for Equity in the definition of “qualifying capital securities;” and

(v) after the issuance of such Exchange Stock, provides the holder of the security with a beneficial interest in such Exchange Stock.

“Distribution Date” means, as to any securities or combination of securities, the dates on which periodic Distributions on such securities are scheduled to be made.

“Distribution Period” means, as to any securities or combination of securities, each period from and including a Distribution Date for such securities to but not including the next succeeding Distribution Date for such securities.

“Distributions” means, as to a security or combination of securities, dividends, interest payments or other income distributions to the holders thereof that are not Subsidiaries of the Corporation.

“Eligible Debt” means, at any time, Eligible Subordinated Debt or, if no Eligible Subordinated Debt is then outstanding, Eligible Senior Debt.

“Eligible Senior Debt” means, at any time in respect of any issuer, each series of outstanding long-term indebtedness for money borrowed of such issuer that:

(i)  upon a bankruptcy, liquidation, dissolution or winding up of the issuer, ranks most senior among the issuer’s then outstanding classes of indebtedness for money borrowed;

(ii)  is then assigned a rating by at least one NRSRO (provided that this clause shall apply on a Redesignation Date only if on such date the issuer has outstanding senior long-term indebtedness for money borrowed that satisfies the requirements of clauses (i), (iii) and (iv) that is then assigned a rating by at least one NRSRO);

(iii)  has an outstanding principal amount of not less than $100,000,000; and

(iv)  was issued through or with the assistance of a commercial or investment banking firm or firms acting as underwriters, initial purchasers or placement or distribution agents.

For purposes of this definition as applied to securities with a CUSIP number, each issuance of long-term indebtedness for money borrowed that has (or, if such indebtedness is held by a trust or other intermediate entity established directly or indirectly by the issuer, the securities of such intermediate entity that have) a separate CUSIP number shall be deemed to be a series of the issuer’s long-term indebtedness for money borrowed that is separate from each other series of such indebtedness.

“Eligible Subordinated Debt” means, at any time in respect of any issuer, each series of the issuer’s then-outstanding long-term indebtedness for money borrowed that:

(i)  upon a bankruptcy, liquidation, dissolution or winding up of the issuer, ranks subordinate to the issuer’s then-outstanding most senior series of indebtedness for money borrowed;

(ii)  is then assigned a rating by at least one NRSRO (provided that this clause (ii) shall apply on a Redesignation Date only if on such date the issuer has outstanding subordinated long-term indebtedness for money borrowed that satisfies the requirements in clauses (i), (iii) and (iv) that is then assigned a rating by at least one NRSRO);

(iii)  has an outstanding principal amount of not less than $100,000,000; and

(iv)  was issued through or with the assistance of a commercial or investment banking firm or firms acting as underwriters, initial purchasers or placement or distribution agents.

For purposes of this definition as applied to securities with a CUSIP number, each issuance of long-term indebtedness for money borrowed that has (or, if such indebtedness is held by a trust or other intermediate entity established directly or indirectly by the issuer, the securities of such intermediate entity that have) a separate CUSIP number shall be deemed to be a series of the issuer’s long-term indebtedness for money borrowed that is separate from each other series of such indebtedness.

“Exchange Act” means the Securities Exchange Act of 1934 or any statute successor thereto, in each case as amended from time to time.

“Holder” means, as to the Covered Debt then in effect, each holder of such Covered Debt as reflected on the securities register maintained by or on behalf of the Corporation with respect to such Covered Debt.

“Initial Covered Debt” means the Corporation’s junior subordinated debt securities underlying the 6.00% Capital Securities (TruPS®) issued by Citigroup Capital XI (CUSIP: 17307Q205).

“Intent-Based Replacement Disclosure” means, as to any security or combination of securities, that the issuer has publicly stated its intention, either in the prospectus or other offering document under which such securities were initially offered for sale or in filings with the Commission made by the issuer under the Exchange Act prior to or contemporaneously with the issuance of such securities, that the issuer will redeem or repurchase such securities only with the proceeds of securities that have equity-like characteristics at the time of redemption or repurchase that are the same as or more equity-like than the securities then being redeemed or repurchased, raised within 180 days prior to the applicable redemption or repurchase date. Notwithstanding the use of the term “Intent-Based Replacement Disclosure” in the definitions of “Qualifying Capital Securities” and “Qualifying Non-Cumulative Preferred Stock,” the requirement in each such definition that a particular security or the related transaction documents include Intent-Based Replacement Disclosure shall be disregarded and given no force or effect for so long as the Corporation is a financial holding company or a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended.

“Mandatorily Convertible Preferred Stock” means cumulative preferred stock with (a) no prepayment obligation on the part of the issuer thereof, whether at the election of the holders or otherwise, and (b) a requirement that the preferred stock converts, within three years from the date of its issuance, into a number of shares of Common Stock within a pre-determined range established at the time of issuance of the preferred stock.

“Mandatory Trigger Provision” means, as to any security or combination of securities, a provision in the terms thereof or of the related transaction agreements that (i) requires the issuer of such security or combination of securities or, in the case of Non-Cumulative Preferred Stock only, permits such issuer, to make payment of Distributions on such securities pursuant to a New Equity Settlement within two years of a failure to satisfy one or more financial tests set forth in the terms of such securities or related transaction agreements, provided that such securities include a Share Buy-Back Covenant; (ii) to the extent that the issuer of such security or combination of securities has not made payment of Distributions on such securities pursuant to a New Equity Settlement pursuant to clause (i), requires the issuer of such security or combination of securities to defer Distributions on such securities if the Corporation fails to satisfy one or more financial tests set forth in the terms of such securities or related transaction agreements; (iii) provides that no remedy other than Permitted Remedies will arise in favor of the holders of such securities as a result of the issuer’s failure to pay Distributions because of the Mandatory Trigger Provision until Distributions have been deferred for one or more Distribution Periods that total together at least ten years; and (iv) provides that upon any liquidation, dissolution, winding up, reorganization or in connection with any insolvency, receivership or proceeding under any bankruptcy law with respect to the Corporation, the holders of such securities, except in the case of Non-Cumulative Preferred Stock, will not have a claim for Distributions that accumulate during a period in which the Corporation fails to satisfy one or more financial tests set forth in the terms of such securities or related transaction agreements that exceed 25% of the principal amount of such securities then outstanding. It is acknowledged that as of the date hereof, the Federal Reserve has not permitted a Mandatory Trigger Provision in any securities issued by a financial holding company or a bank holding company to be treated as Tier 1 capital for that financial holding company or bank holding company.

“Market Disruption Event” shall have the meaning given to it in the indenture relating to the relevant securities.

“Measurement Date” means, with respect to any repayment, redemption or repurchase of junior subordinated debt securities or capital securities, the date six months prior to delivery of notice of such repayment or redemption or the date of such repurchase.

“New Equity Settlement” means, with respect to any securities or combination of securities referred to in the definition of Qualifying Capital Securities, that such securities or related transaction agreements include a provision to the effect that, if the Corporation has exercised its rights to defer Distributions at its option pursuant to an Optional Deferral Provision or if any Mandatory Trigger Provision has become applicable, and such deferral continues beyond a specific date specified in such security, the Corporation shall, unless a Supervisory Event or a Market Disruption Event has occurred and is continuing, (a) use its commercially reasonable efforts to sell shares of its Common Stock, rights to purchase Common Stock and/or, at its option, Settlement Stock (to the extent such securities do not include a Mandatory Trigger Provision or a provision that the holders of such securities, upon any liquidation, dissolution, winding up, reorganization or in connection with any insolvency, receivership or proceeding under any bankruptcy law with respect to the issuer of such securities, will have no claim to any deferred interest exceeding 25% of the principal amount of such securities then outstanding), in an amount such that the net proceeds of such sale shall equal or exceed such Distributions and (b) apply the net proceeds of such sale to pay such Distributions in full. For purposes of the inclusion of this defined term in the definition of Debt Exchangeable for Equity, the reference to “Settlement Stock” in the preceding sentence shall mean Settlement Stock that (x) is subject to a Capital Replacement Covenant or (y) has a Mandatory Trigger Provision, an Optional Deferral Provision and Intent-Based Replacement Disclosure. The occurrence and continuation of a Supervisory Event may permit the Corporation to pay deferred Distributions with cash from any source without causing a breach of its obligations under the applicable indenture.

“Non-Cumulative Preferred Stock” means preferred stock of the Corporation or of a Subsidiary of the Corporation that (i) ranks pari passu with or junior to other preferred stock of the issuer, and (ii) the terms of which provide for Distributions that may be suspended by the Corporation for any number of distribution periods without any remedy arising by the terms of such stock or related transaction agreements in favor of the holders of such stock as a result of the stock issuer’s failure to pay Distributions, other than: (x) rights in favor of the holders thereof permitting such holders to elect one or more directors of the Corporation or a Subsidiary of the Corporation (including any such rights required by the listing requirements of any stock or securities exchange on which such stock may be listed or traded) and/or (y) prohibitions on the Corporation or a Subsidiary of the Corporation paying Distributions on or repurchasing Common Stock or other stock that ranks junior as to Distributions to such stock for so long as Distributions on such stock, including deferred distributions, have not been paid in full or to such lesser extent as may be specified in the terms of such stock.

“NRSRO” means a nationally recognized statistical rating organization within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act.

“Optional Deferral Provision” means, as to any security or combination of securities, a provision in the terms thereof or of the related transaction agreements that permits the Corporation, in its sole discretion, to defer in whole or in part payment of Distributions on such securities for one or more consecutive Distribution Periods of up to ten years without any remedy other than Permitted Remedies as a result of the Corporation’s failure to pay Distributions.

“Permitted Remedies” means, as to any security or combination of securities, any one or more of (i) prohibitions on the Corporation or a Subsidiary of the Corporation paying Distributions on or repurchasing Common Stock or other securities that rank junior as to Distributions to such securities for so long as Distributions on such securities, including deferred distributions, have not been paid in full or to such lesser extent as may be specified in the terms of such securities; and (ii) provisions obliging the Corporation to pay certain deferred Distributions pursuant to a New Equity Settlement.

“Person” means any individual, corporation, partnership, joint venture, trust, limited liability company or corporation, unincorporated organization or government or any agency or political subdivision thereof.

“Qualifying Capital Securities” means securities (other than Common Stock, rights to acquire Common Stock, Mandatorily Convertible Preferred Stock and Debt Exchangeable for Equity) that meet one of the following criteria:

(a) with respect to Securities that are redeemed or repurchased after the date hereof and on or prior to December 31, 2016:

(i) junior subordinated debt securities and guarantees issued by the Corporation with respect to trust preferred securities if the junior subordinated debt securities and guarantees (1) rank pari passu with or junior to the Notes upon the liquidation, dissolution or winding-up of the Corporation, (2) have terms that are substantially similar to the terms of the Notes and guarantees described in the Prospectus, (3) include a Share Buy-Back Covenant and (4) (x) are subject to a Capital Replacement Covenant or (y) have a Mandatory Trigger Provision, an Optional Deferral Provision and Intent-Based Replacement Disclosure; or

(ii) Qualifying Non-Cumulative Preferred Stock;

(b) with respect to Securities that are redeemed or repurchased after December 31, 2016 and on or prior to December 31, 2036:

(i) securities described in paragraph (a) of this definition;

(ii) Non-Cumulative Preferred Stock having either:

(A) (1) no maturity or a maturity of at least 60 years and (2) Intent-Based Replacement Disclosure; or

(B) (1) maturity of at least 40 years and (2) either (x) a Capital Replacement Covenant or (y) a Mandatory Trigger Provision and an Optional Deferral Provision;

(iii) securities that (A) rank senior to the Notes and junior to the Corporation’s senior subordinated debt upon a liquidation, dissolution or winding up of the Corporation, (B) include provisions permitting the issuer thereof to elect not to make any number of periodic Distributions or interest payments without any remedy arising under the terms of the securities or related agreements in favor of the holders, other than one or more Permitted Remedies, and (C) have a maturity, if any, of at least 60 years and a Mandatory Trigger Provision, an Optional Deferral Provision and Intent-Based Replacement Disclosure;

(iv) cumulative preferred stock issued by the Corporation or any Subsidiary with

(A) no prepayment obligation on the part of the issuer thereof, whether at the election of the holders or otherwise, and

(B) (1) no maturity or a maturity of at least 60 years and (2) a Capital Replacement Covenant; or

(v) other securities that:

(A) rank upon a liquidation, dissolution or winding-up of the Corporation either (1) pari passu with or junior to the Notes or (2) pari passu with the claims of the Corporation’s trade creditors and junior to all of the Corporation’s long-term indebtedness for money borrowed (other than the Corporation’s long-term indebtedness for money borrowed from time to time outstanding that by its terms ranks pari passu with such securities on a liquidation, dissolution or winding-up of the Corporation); and

(B) (1) have a maturity, if any, of at least 60 years, an Optional Deferral Provision and a Capital Replacement Covenant and may include New Equity Settlement provisions, or (2) include New Equity Settlement provisions and either (x) have a maturity, if any, of at least 40 years and have Intent-Based Replacement Disclosure, a Mandatory Trigger Provision and an Optional Deferral Provision, or (y) have a maturity, if any, of at least 25 years, a Capital Replacement Covenant and a Mandatory Trigger Provision;

(c) with respect to Securities that are redeemed after December 31, 2036 and prior to the Termination Date:

(i) securities described in paragraphs (a) or (b) of this definition;

(ii) cumulative preferred stock issued by the Corporation or any Subsidiary having either (1) a maturity, if any, of at least 60 years and Intent-Based Replacement Disclosure or (2) a maturity of at least 40 years and a Capital Replacement Covenant;

(iii) securities that (A) rank senior to the Notes and junior to the Corporation’s senior subordinated debt upon a liquidation, dissolution or winding up of the Corporation, and (B) have a maturity, if any, of at least 40 years and Intent-Based Replacement Disclosure, a Mandatory Trigger Provision and an Optional Deferral Provision; or

(iv) other securities that:

(A) rank upon a liquidation, dissolution or winding-up of the Corporation either (1) pari passu with or junior to the Notes or (2) pari passu with the claims of the Corporation’s trade creditors and junior to all of the Corporation’s long-term indebtedness for money borrowed (other than the Corporation’s long-term indebtedness for money borrowed from time to time outstanding that by its terms ranks pari passu with such securities on a liquidation, dissolution or winding-up of the Corporation); and

(B) may include New Equity Settlement provisions and shall have an Optional Deferral Provision and either (1) a maturity, if any, of at least 60 years and Intent-Based Replacement Disclosure or (2) a maturity of at least 40 years and a Capital Replacement Covenant or a Mandatory Trigger Provision.

Additionally, and notwithstanding the foregoing, any securities or combinations of securities if issued by the Corporation to any of its Subsidiaries, without the contemporaneous issuance of a security or combination of securities that otherwise would satisfy the definition of “Qualifying Capital Securities” by the Subsidiary to a Person other than a Subsidiary of the Corporation, shall not qualify as Qualifying Capital Securities.

“Qualifying Non-Cumulative Preferred Stock” means Non-Cumulative Preferred Stock that, either by its terms or when taken together with any related transaction agreements:

(i) (A) is perpetual or has a mandatory redemption or maturity date that is not less than 60 years after the date of initial issuance of such securities and (B) has either a Capital Replacement Covenant or a Mandatory Trigger Provision, or

(ii) (A) has a mandatory redemption or maturity date that is not less than 40 years after the date of initial issuance of such securities, (B) has a Capital Replacement Covenant and (C) includes a Mandatory Trigger Provision.

“Redesignation Date” means, as to the then-effective Covered Debt, the earliest of (i) the date that is two years prior to the final maturity date of such Covered Debt, (ii) if the Corporation elects to redeem, or the Corporation or a Subsidiary of the Corporation elects to repurchase, such Covered Debt either in whole or in part with the consequence that after giving effect to such redemption or repurchase the outstanding principal amount of such Covered Debt is less than $100,000,000, the applicable redemption or repurchase date and (iii) if the then-effective Covered Debt is not Eligible Subordinated Debt, the date on which the Corporation issues long-term indebtedness for money borrowed that is Eligible Subordinated Debt.

“Securities” has the meaning specified in Recital B.

“Settlement Stock” means Non-Cumulative Preferred Stock that is perpetual with no prepayment obligation on the part of the issuer thereof, whether at the election of the holders or otherwise.

“Share Buy-Back Covenant” means, as to any security or combination of securities, a covenant made by the Corporation to the effect that it will not repurchase any of its Common Stock for a period of six (6) months following the payment of all deferred Distributions with proceeds from the sale of Common Stock pursuant to a New Equity Settlement.

“Supervisory Event” shall have the meaning given to it in the indenture relating to the relevant securities.

“Subsidiary” of the Corporation means, at any time, any Person the shares of stock or other ownership interests of which having ordinary voting power to elect a majority of the board of directors or other managers of such Person are at the time owned, or the management or policies of which are otherwise at the time controlled, directly or indirectly through one or more intermediaries (including other Subsidiaries) or both, by the Corporation.

“Termination Date” has the meaning specified in Section 5(a).